Ex-99.CODE.ETH
COMMONWEALTH INTERNATIONAL SERIES TRUST
(the “Trust”)
CODE OF ETHICS
(Rule 17j-1 Policy)
AMENDED AND RESTATED
     This Code of Ethics (“Code”) is adopted pursuant to Rule 17j-1 promulgated by the Securities and Exchange Commission (the “Rule”) under the Investment Company Act of 1940 by the Commonwealth International Series Trust (the “Trust”) for the purpose of instructing all employees, officers, directors and trustees of the Trust, BISYS Fund Services Limited Partnership (the “distributor”) and FCA Corp, the adviser to the Trust (the “Adviser”), in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith towards the Trust and its shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code.
I. Statement of General Principals.
     This Code of Ethics is adopted in recognition of the following principles that govern personal investment activities of all individuals associated with the Trust
a)	It is their duty at all times to place the interests of Fund shareholders ahead of their personal interests. Priority must be given to Fund trades over personal securities trades.

b)	All personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

c)	Individuals should not take advantage of their positions to benefit themselves at the expense of any Fund.

d)	In personal securities investing, individuals should follow a philosophy of investment rather than trading.
II. General Provisions.
     No person associated with the Trust, the Advisor, or the Distributor, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by such Trust or Fund, shall:
a)	Employ any device, scheme or artifice to defraud the Trust or any of its shareholders;

b)	Make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading

c)	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or

d)	Engage in any manipulative practice with respect to the Trust or any of its shareholders.

e)	Engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security; or
f)	Engage in any transaction intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.
     To assure compliance with these restrictions, the Funds agree to be governed by the provisions contained in this Code, and the Adviser and the Distributor agrees to be governed by a Code of Ethics that complies with the provisions of Rule 17j-1 and has been approved by the Fund’s board of trustees. Each person affiliated with the Adviser and the Distributor who would otherwise be subject to the provisions of this Code will instead be governed by the provisions of the Code of Ethics of the Adviser or the Distributor, provided that each shall provide to the Compliance Officer, in advance of each quarterly meeting of the Board of Trustees, information regarding any violations of its Code of Ethics involving persons who would otherwise be Access Persons hereunder whose violations were relevant to a Fund.
III. Definitions
     1. Access Person -
a)	as to a Fund, any Trustee or officer of the Trust thereof;

b)	as to the Distributor, any director, officer, or general partner of the Distributor who in the ordinary course of business makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a Fund or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities; provided that, each Access Person who is affiliated with the Distributor will be governed by the provisions of the Code of Ethics of the Distributor and will not be subject to the provisions of this Code; and
c)	as to the Adviser (which is primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients), any director, officer, general partner, or Advisory Person of the Adviser who, with respect to any Fund, makes any, recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation shall be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the Adviser to any Fund; provided that, each Access Person who is affiliated with the Adviser will be governed by the provisions of the Code of Ethics of the Adviser and will not be subject to the provisions of this Code;

The determination as to whether an individual is an Access Person shall be made by the Trust’s Legal counsel and the Trust’s Chief Compliance Officer.

2)	Act — Investment Company Act of 1940.

3)	Adviser — FCA Corp.

4)	Advisory Person — includes: (a) any natural person in a control relationship to the Trust, Adviser or Distributor who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund, and (b) each employee of the Trust, Adviser or Distributor (or of any company in a control relationship to the Trust or Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by Trust or a Fund or whose functions relate to the making of any recommendations with respect to the purchases or sales.

5)	Beneficial Ownership — generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a- I (a)(2) under Section 16 of the Securities Act of 1934. Among other things, beneficial ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household. Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

6)	Code — this Code of Ethics.

7)	Compliance Officer — person designated by the Board of Trustees to fulfill the responsibilities assigned to the Compliance Officer hereunder.
8)	Covered Security — means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. The term Covered Security does not include: (a) direct obligations of the U.S. Government, (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (c) shares of unaffiliated open-end investment companies.
9)	Distributor — BISYS Fund Services LP

10)	Funds — Each series of the Trust as approved by the Board of Trustees (currently the Commonwealth Japan Fund, Commonwealth New Zealand Fund, Commonwealth Global Fund and Commonwealth Real Estate Securities Fund).

11)	Initial Public Offering — an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

12)	Limited Offering — an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under that Act.

13)	Security held or to be acquired — any Covered Security that, within the most recent 15 days (i) is or has been held by a Fund, (ii) is being considered by a Fund or by the Adviser for purchase by the Fund, or (iii) any option to purchase or sell, and any security convertible into or exchangeable for, one of the foregoing.
IV. Substantive Restrictions
     1. The price paid or received by a Fund for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. To that end:
a)	no Access Person shall enter an order for the purchase or sale of a security which a Fund is, or is considering, purchasing or selling until the day after the Fund’s transactions in that security have been completed, provided that the provisions of this section shall not apply to any director or trustee of a Fund who is not an “interested person” of the Fund (as defined in Section 2(a)(19) of the Investment Company Act of 1940) except with respect to securities transactions where such director or trustee knew or, in the ordinary course of fulfilling his or her official duties as a director or trustee of a Fund, should have known that such security was being purchased or sold by a Fund or that a purchase or sale of such security was being considered by or with respect to a Fund; and
b)	The foregoing restrictions shall not apply to the following transactions unless the Compliance Officer determines that such transactions violate the General Principles of this Code:
1)	reinvestment of dividends pursuant to a plan;

2)	transactions in: short-term securities issued or guaranteed by an agency or instrumentality of the U.S. Government; bankers’ acceptances; U.S. bank certificates of deposit; and commercial paper;

3)	transactions in which direct or indirect beneficial ownership is not acquired or disposed of,

4)	transactions in accounts as to which an Access Person has no investment control:

5)	transactions in accounts of an Access Person for which investment discretion is not retained by the Access Person.

2.	No Advisory Person may, without first obtaining approval from the Compliance Officer, directly or indirectly acquire beneficial ownership of any securities issued as part of an Initial Public Offering or a Limited Offering. Any such approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to such Advisory Person because of his or her position with a Fund. Any such Advisory Person who has been authorized to acquire securities in a Limited Offering must disclose his or her interest if he or she is involved in a Fund’s consideration of an investment in such issuer. Any decision to acquire such issuer’s securities on behalf of a Fund shall be subject to review by Advisory Persons with no personal interest in the issuer.
3.	An Advisory Person may not accept any gift or other thing of more than di minimis value from any person or entity doing business with or on behalf of a Fund.

4.	An Advisory Person shall not serve on the Board of Trustees of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the Compliance Officer following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.
5.	Any profits derived from securities transactions in violation of this Section IV shall be forfeited (gifted to charity) and/or paid to the appropriate Fund or Funds for the benefit of its or their shareholders. Gifts accepted in violation of paragraph 3 of this Section IV shall be forfeited, if practicable, and/or dealt within any manner determined appropriate and in the best interests of any affected Fund and its shareholders.
V. Access Person Reports1
1	Initial and Annual Holdings Report . Within 10 days of commencement of employment by a Fund, Adviser or the Distributor or otherwise assuming the status of “Access Person,” and annually thereafter, each Access Person shall disclose in writing, in a form acceptable to the Compliance Officer, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities (which must be current as of a date no more than 30 days before the report is submitted). Information to be reported includes:
a)	title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership interest when the person became an Access Person;

b)	name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;

c)	the date the report is submitted by the Access Person.

1.	Moreover, in the case of reports required under this Code, any access person may supply the Trust in lieu of such reports with duplicate copies of broker trade confirmations or account statements with respect to the access person provided such confirmation and/or account statements are: (i) received by the Trust within the time period and (ii) contain all the information required by this Section V.

2.	Quarterly Transaction Report . Unless the following information would duplicate information provided pursuant to paragraph V.6, below, each Access Person shall report to the Compliance Officer within 30 days of the end of each calendar quarter:
a)	with respect to any transaction during the quarter in a Covered Security in which the Access person had any direct or indirect beneficial ownership:
1.	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

2.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	the price of the Covered Security at which the transaction was effected;

4.	the name of the broker, dealer or bank with or through which the transaction was effected; and

5.	the date that the report is submitted by the Access Person.
b)	with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
1.	the name of the broker, dealer or bank with whom the Access Person established the account;

2.	the date the account was established; and

3.	the date that the report is submitted by the Access Person.
3.	Any report required to be submitted pursuant to this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

4.	Each Access Person, with respect to each brokerage account in which such Access Person has any beneficial interest shall arrange that the broker shall mail directly to the Compliance Officer at the same time they are mailed or furnished to such Access Person copies of periodic statements with respect to the account.

5.	Exceptions from Reporting Requirements.
a)	A person need not submit reports pursuant to this Section V with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control;
b)	A trustee or officer of the Funds who is not an “interested person” of the Fund (as defined in Section 2(a)(19) of the Investment Company Act of 1940), and who would be required to make a report solely by reason of being a trustee or officer of the

Fund, need not make:
1.	an Initial Holdings Report or an Annual Holdings Report;

2.	a Quarterly Transaction Report unless the trustee or officer knew or, in the ordinary course of fulfilling his official duties as a trustee or officer of the Fund, should have known that, during the 15-day period immediately preceding or after the director’s or trustee’s transaction in a Covered Security, a Fund purchased or sold such Covered Security or a Fund or an Adviser considered purchasing or selling the Covered Security.[2]
6.	Promptly after the adoption of this Code, and promptly after a person becomes an Access Person, the Compliance Officer shall notify each Access Person that he or she is subject to the reporting requirements of this Code, and shall deliver a copy of this Code to each Access Person. The Compliance Officer shall annually obtain written assurances from each Access Person that he or she is aware of his or her obligations under this Code and has complied with the Code and with its reporting requirements.

7.	The Compliance Officer shall develop and implement procedures for the review by appropriate management or compliance personnel of reports submitted pursuant to this Code and for monitoring of personal investment activity by Access Persons that would identify abusive or inappropriate trading patterns or other practices of Access Persons. The Compliance Officer shall report on such procedures to the Board of Trustees of each Fund at the next Board meeting following its design and thereafter in connection with the annual review of this Code referred to in Section VI.5 below.
VI. Reports to the Board
1.	The Compliance Officer of the Funds, the Advisers and Distributor shall each report in writing to the Board of Trustees at least annually regarding the following matters not previously reported:
a)	Significant issues arising under their respective Codes of Ethics, including material violations of the Code of Ethics, violations that, in the aggregate, are material, and any sanctions imposed;

b)	Significant conflicts of interest involving the personal investment policies of the Funds, Advisers or Distributor, as applicable, even if they do not involve a violation of the Code of Ethics; and

c)	The results of monitoring of personal investment activities of Access Persons in accordance with the procedures referred to in Section V hereof
Each such report shall certify that the Funds, Advisers or Distributor, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the

2.	A trustee or officer of the Funds who is not an “interested person” of the Fund (as defined in Section (a)(19) of the Investment Company Act of 1940) is required to file Exhibit A - Code of Ethics of Quarterly Transaction Report Form for Independent Trustees and Officers.

relevant Code of Ethics.

2.	The Compliance Officer shall have discretion to determine that a violation is not material and need not be included in a report to the Board of Trustees under Section VI.1 if he or she finds that by reason of the size of the transaction, the circumstances or otherwise, no fraud or deceit or manipulative practice could reasonably be found to have been practiced on a Fund in connection with its holding or acquisition of the security or that no other material violation of this Code has occurred. A written memorandum of any such finding shall be filed with reports made pursuant to this Code.

3.	The Board of Trustees shall consider reports made to it hereunder and may impose such sanctions or further sanctions, in addition to any forfeitures imposed pursuant to Section IV.5 hereof, as it deems appropriate, including, but not limited to, a letter of sanction or suspension or termination of the employment of the violator.

4.	In addition to the annual report required by Section VI.5, the Compliance Officer shall report to the Board of Trustees promptly, but no later than the next board meeting, regarding serious violations of the Code, and any serious violations of the Codes of Ethics of an Adviser or the Distributor that are reported to the Compliance Officer.

5.	The Board of Trustees shall review the Code and its operation at least annually.
VII. Record keeping
1.	The Fund, Advisers and Distributor shall maintain the following records at their principal offices:
a)	the Code and any related procedures, and any code that has been in effect during the past five years shall be maintained in an easily accessible place;

b)	a record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

c)	a copy of each report under the Code by (or duplicate brokers’ advice for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

d)	a record of all persons, currently or within the past five years, who are or were required to make or to review reports under Section V. 1 or 2, to be maintained in an easily accessible place;

e)	a copy of each report under Section VI. 1 by the Compliance Officer to the Funds, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

f)	a record of any decision, and the reasons supporting the decision, to approve an acquisition by an Advisory Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.
VIII. Approval Requirements
     The Code of Ethics of the Funds, each Adviser and the Distributor, and any material changes to the Code of Ethics of the Funds, each Adviser or the Distributor, must be approved by the Board of Trustees. Each such approval must be based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving a Code of Ethics of a Fund, an Adviser or the Distributor, or any amendment thereto, the Board of Trustees must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics. Before initially retaining any investment adviser, sub-adviser or principal underwriter, a Fund’s Board of Trustees must approve the Code of Ethics of the relevant entity, and must approve any material change to that Code of Ethics within six months after the adoption of the change.
Dated: May 16, 2003
As revised March 21, 2007

EXHIBIT A
COMMONWEALTH INTERNATIONAL SERIES TRUST
CODE OF ETHICS QUARTERLY TRANSACTION REPORT FORM FOR INDEPENDENT
TRUSTEES AND OFFICERS
This Form is to be completed no later than 30 days after the relevant calendar quarter.
For the Quarter ended: _________________________________
___	I hereby certify that during the quarter I was not privy to any information concerning the advisers or the funds transactions in covered securities during the 15-day period immediately preceding or after any of my transactions in a Covered Security during the quarter.

___	I hereby certify that during the quarter I was privy to information concerning the advisers or the funds transactions in covered securities during the 15-day period immediately preceding or after any of my transactions in a Covered Security during the quarter. Please find attached a copy of my transactions during the quarter (Exhibit B).
Signature: __________________________________________
Name: _____________________________________________
Date: ______________________________________________
Please send this page to Steve Fodo, Chief Compliance Officer, Commonwealth International Series Trust, 5847 San Felipe, Suite 850, Houston Texas 77057-3008.